Exhibit 99.1

AGREEMENT

This AGREEMENT, dated as of February 12, 2016, is made and entered into by L. B. Foster Company, a Pennsylvania corporation (“L. B. Foster” or the “Company”) and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investor Group”) which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company’s board composition and its business, financial performance, and strategic plans;

WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 986,136 shares or approximately nine and six tenths percent (9.6%) of the Common Stock outstanding as of January [•], 2016; and

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its shareholders would be served at this time by, among other things, agreeing to appoint, at the request and recommendation of the Investor Group, Mr. Bradley S. Vizi (the “New Director”) to the Company’s Board of Directors (the “Board”) and agreeing to the other covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Board Matters; Board Appointments; Board Policies and Procedures.

(a)           Board Matters.  Prior to the execution of this Agreement (i) the Nomination and Governance Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of the New Director to serve as a member of the Board and (ii) the Board has determined that the New Director is “independent” as defined by the listing standards of NASDAQ. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to (i) cause the Board to increase the size of its membership by one effective immediately following the execution of this Agreement; (ii) appoint, with such appointment effective immediately after the execution of this Agreement, the New Director as a director of the Company with a term expiring at the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”); (iii) nominate the New Director as a candidate for reelection to the Board at the 2016 Annual Meeting; and (iv) cause the Board to decrease the size of its membership by one effective as of certification of the shareholder vote with respect to the 2016 Annual Meeting.  At the 2016 Annual Meeting and, if the Standstill Period (as defined below) has not then expired, the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”), the Company agrees to recommend, support and solicit proxies for the election of the New Director in the same manner as the Company has supported its nominees up for election at prior annual meetings of shareholders at which the election of directors was uncontested. The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.  The Company agrees that the size of the Board shall not be increased beyond nine (9) members throughout the Standstill Period without the consent of the New Director.

(b)           Committees of the Board.  The Company agrees that, concurrent with the New Director’s appointment to the Board, the New Director shall be appointed as a member of each of the Compensation Committee and of the Nominating Committee, provided that the New Director is and continues to remain eligible to serve in such capacity pursuant to applicable law and the rules of NASDAQ, and shall be considered along with all other Board members for Board committee assignments in connection with the Board’s annual review of committee composition or upon the formation of any special committee of the Board.

(c)           Board Policies and Procedures. The New Director understands and acknowledges that all members of the Board, including the New Director, are required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including the Company’s Corporate Governance Guidelines, Legal and Ethical Conduct Policy, and policies on insider trading, stock ownership, public disclosures and confidentiality, copies of which the New Director acknowledges receiving prior to the execution of this Agreement, and the New Director agrees to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information; provided, however, that, solely during the Standstill Period,  the New Director may disclose certain Company information to certain persons in the Investor Group in accordance with a confidentiality agreement dated the date of this Agreement (the “Confidentiality Agreement”). The New Director shall provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(d)           Resignation.  The New Director and the Investors agree that the New Director will resign (and is deemed hereby to have irrevocably agreed to so resign) and the Company’s obligations under this Section 1 shall terminate effective immediately upon such time as any Investor or any Affiliate (as defined below) or Associate (as defined below) thereof submits a notice of a nomination of directors for election to the Board at the 2016 Annual Meeting or, if the Standstill Period (as defined below) has not then expired, the 2017 Annual Meeting, or any Investor or the New Director is otherwise found by a court of competent jurisdiction to have violated Section 3 hereof during the Standstill Period.  In addition, the Company’s obligations under this Section 1 shall terminate immediately, and the New Director or any replacement director appointed in accordance with Section 1(e) below shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if the Investor Group, collectively, ceases to beneficially own at least four and seven tenths percent (4.7%) of the then-outstanding Common Stock. The Investors agree to use commercially reasonable efforts to cause the New Director or any replacement director appointed in accordance with Section 1(e) below to resign from the Board if such person fails to resign if and when requested pursuant to this clause (d). In furtherance of the foregoing, the New Director, as a condition to being appointed to the Board pursuant hereto, shall execute an irrevocable advance letter of resignation in the form attached hereto as Exhibit A. The percentage threshold set forth in this clause (d) shall not be deemed unsatisfied to the extent a failure to maintain the specified ownership thresholds is caused by share issuances, stock splits, reclassifications, combinations or similar actions by the Company that increase the number of outstanding shares of Common Stock.

(e)           Replacements.  The Company agrees that if the New Director is, other than as a result of not being nominated for election at the 2017 Annual Meeting or ceasing to serve as a director under the circumstances contemplated by Section 1(d) hereof, unable to serve as a director for any reason, resigns, or is removed as a director prior to the end of the term of office set forth above during the Standstill Period (as defined below), then the Investor Group shall have the ability to recommend a substitute person, provided that any such substitute person so recommended shall be reasonably acceptable to the Nominating Committee after exercising its fiduciary duties in good faith and shall qualify as “independent” pursuant to NASDAQ’s listing standards and have the relevant financial and business experience to fill the resulting vacancy. The Nominating Committee shall make its determination and recommendation regarding whether such person is acceptable and meets the foregoing criteria within twenty (20) business days after representatives of the Board have conducted customary in-person interview(s) of such director candidate (such determination not to be unreasonably withheld). The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the proposed director candidate, within twenty (20) business days after the Investor Group’s submission of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard director and officer questionnaire and the Investors agreeing to make any such person available for a customary in-person  interview with the Nominating Committee and other representatives of the Board as determined by the Board.  In the event that the Nominating Committee does not accept a substitute person so recommended, then the Investor Group shall have the right to recommend an additional substitute person for consideration by the Nominating Committee in accordance with the procedures described above.  Upon acceptance of a replacement director candidate by the Nominating Committee, and the agreement by such replacement director candidate that such candidate will resign (and is deemed to have irrevocably agreed to so resign) from the Board effective immediately upon such time as any Investor submits a notice of director nomination for election to the Board at the 2016 Annual Meeting or the 2017 Annual Meeting, or any Investor or the New Director is otherwise found by a court of competent jurisdiction to have violated Section 3 hereof during the Standstill Period, the Board will take such actions as to appoint such replacement director candidate to the Board no later than twenty (20) business days after the Nominating Committee’s recommendation; provided, however, that if the Board does not elect such replacement director candidate to the Board pursuant to this Section 1(e), the Company and the Investor Group shall continue to follow the procedures of this Section 1(e) until a replacement director candidate is elected to the Board.  Any replacement director appointed to the Board in accordance with this Section 1(e) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal and will succeed to all of the rights and privileges of, and will be legally bound by the terms and conditions applicable to, the New Director under this Agreement and, prior to being appointed to the Board, the replacement director candidate will be required to execute a document confirming that he or she will be so legally bound in his or her personal capacity, provided, however, that, for the avoidance of doubt, the replacement director candidate will not be subject to Sections 3, 4 and 7(a) of this Agreement. Notwithstanding the foregoing, in the event the replacement director is found by the Nominating Committee, acting in good faith and in exercise of its fiduciary duty, to be an Affiliate or Associate of any Investor, or to be employed by or a member of, or directly or indirectly affiliated with, controlled by, or under common control of any Investor such affiliated replacement director additionally will be legally bound by Sections 3, 4, and 7(a) hereof.  Thereafter, the term “New Director” as used herein shall be deemed to refer to such replacement director.

2.            2016 Annual Meeting.  At the 2016 Annual Meeting, the 2017 Annual Meeting if the Standstill Period (as defined below) has not then expired, and at each special meeting of shareholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (i) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of (a) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (b) except in connection with any Opposition Matter (as defined below) or any ISS or Glass Lewis Voting Recommendation (as defined below), each of the shareholder proposals listed on the

Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for shareholder approval by the Board, and (iii) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board; provided, however, in the event that Institutional Shareholders Services (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposal (other than the election of directors), each of the Investors shall be permitted to vote in accordance with the ISS or Glass Lewis voting recommendation (“ISS or Glass Lewis Voting Recommendation”) but, notwithstanding such recommendation, only on the proxy card and related voting instruction form being solicited by or on behalf of the Board even if ISS or Glass Lewis recommended that the Investors vote on another proxy card or voting instruction form.   No later than five (5) business days prior to each such meeting of shareholders, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with the foregoing. For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions or events, but only to the extent submitted by the Board to the Company’s stockholders for approval: the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; the sale or transfer of a majority of the outstanding shares of Common Stock (through a merger, stock purchase, or otherwise); any merger, consolidation, acquisition of control or other business combination; any tender or exchange offer; any dissolution, liquidation, or reorganization; any changes in the Company’s capital structure (including the issuance of more than 20% of the Company’s then outstanding shares of Common Stock); change in control transactions; or financings requiring approval by NASDAQ’s shareholder approval rules; in each case that has been approved by the Board but voted against by the New Director.

3.            Standstill.

(a)           Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior consent of the majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) nor any other persons acting under the control or direction of any of the Investors, whether now or hereafter existing, will, and it will cause each of its Affiliates, Associates and such other persons under its control, whether now or hereafter existing, not to, directly or indirectly, alone or in concert with others, in any manner:

(i)           propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the

Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company; provided, however, that, for the avoidance of doubt, nothing herein shall otherwise prohibit the Investors from acquiring Common Stock within the limitations set forth in Section 3(a)(iii) of this Agreement;

(ii)           engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any (A) interests in any of the Company’s indebtedness, or (B) Common Stock (including any rights decoupled from the underlying securities of the Company) representing in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 18% of the shares of Common Stock outstanding as of December 31, 2015;

(iv)           seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner consistent with a recommendation made by the Board, provided, however, that, this Section 3(a)(iv) shall not otherwise prohibit the Investors from their legal obligation to privately disclose to CalSTRS how they intend to vote on any proposals submitted at the 2016 Annual Meeting, the 2017 Annual Meeting if the Standstill Period (as defined below) has not then expired, and at each special meeting of shareholders held prior to the expiration of the Standstill Period;

(v)           sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not an (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate or Associate of the Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 10.0% of the shares of Common Stock outstanding at such time;

(vi)           engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vii)           take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)           initiate, propose or otherwise “solicit” shareholders of the Company for the approval of any shareholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ix)           communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(x)           engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders;

(xi)           otherwise publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement;

(xii)           call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Restated Articles of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”

(xiii)           acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xiv)           seek election to the Board or seek to place a representative on the Board;

(xv)           seek the removal of any director from the Board;

(xvi)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;

(xvii)           seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(xviii)           form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor  Group or any other person who enters into an exclusive investment adviser agreement with any Investor with respect to the Common Stock, to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and files a Schedule 13D Amendment within two (2) business days disclosing that the Investor has formed a group with such Affiliate or person;

(xix)           take any action that would be deemed, pursuant to this Agreement, to be Acting in Concert (as defined below) with another person relating to any action prohibited by this Section 3, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

(xx)           demand a copy of the Company’s list of shareholders or its other books and records, whether pursuant to § 1508 of the Pennsylvania Business Corporation Law or otherwise;

(xxi)           commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly (a) effect, facilitate, further, take, or cause to take place any of the actions expressly prohibited by this Agreement, and (b) effect, facilitate, further, take, or cause to take place any change in the composition of the Board, the strategic direction of the Company, the governance or management of the Company, the sale or purchase of any assets of or by the Company, or the control of the Company; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process that neither the Investors nor any of their Affiliates or Associates, initiated, encouraged, aided or abetted;

(xxii)           disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xxiii)           enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxiv)           make any request or submit any proposal to amend the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxv)            take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3;

(xxvi)           take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing; or

(xxvii)                      otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)           The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Director anything that would be prohibited if done by any of the Investors or their Affiliates and Associates).  The provisions of this Section 3 shall also not prevent the Investor Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1.

(c)           The Investors agree during the Standstill Period to refrain from taking any actions which could have the effect of encouraging other shareholders of the Company or any other persons to engage in actions which, if taken by any Investor, would violate this Agreement.

(d)           As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person, and any other person with whom such person or such person’s Affiliates or Associates is Acting in Concert (as herein defined) or any Affiliate or Associate of such other person.

(e)           For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding) in concert with such other person to change or influence the composition of the Board of Directors, the strategic direction of the Company, the governance or management of the Company, the sale or purchase of any assets of or by the Company, or the control of the Company or as a participant in any solicitation, campaign, initiative, negotiations, engagement, or transaction, whether intended, proposed, pending, or completed,  having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor would support a reasonable inference that such persons intended to act in concert, which such additional factors may include, without limitation, exchanging information, or making or soliciting invitations to act in concert; provided that the additional factor required shall not include actions by an officer or director of the Company acting solely in such capacities.

(f)           Notwithstanding anything contained in this Agreement to the contrary:

(i)         The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; and

(ii)  For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

(g)           For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending ten (10) calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2017 Annual Meeting (as set forth in the advance notice provisions of the Company’s Bylaws); provided, however, that if the Company notifies the Investor Group or the New Director in writing within thirty (30) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2017 Annual Meeting of the Company’s intention to nominate the New Director as a nominee for election to the Board at the 2017 Annual Meeting on the Company’s slate of director candidates and the New Director consents to being nominated and is actually nominated by the Company for election to the Board at the 2017 Annual Meeting, the Standstill Period shall mean the period commencing on the date of this Agreement and ending on the day that is ten (10) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 Annual Meeting of Shareholders.

4.            Confidentiality. The Investors (each, a “Recipient”) each acknowledge the confidential and proprietary nature of the Evaluation Material (as defined in the Confidentiality Agreement) and agree that the Evaluation Material will be kept strictly confidential by Recipient and Recipient’s Representatives (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement.

5.            Representations and Warranties of the Company.  The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.            Representations and Warranties of the Investors.  Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly,  only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates, Associates, officers, directors and other Investor Agents (as defined below), including each to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

7.            Mutual Non-Disparagement.

(a)           Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives; provided, however, that the provisions of this Section 7 shall not limit in any respect the actions of the New Director or any replacement director in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Director anything that would be prohibited if done by any of the Investors or their Affiliates and Associates).

(b)          The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by a Investor (provided that such Investor shall have three (3) business days following written notice from the

Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any of its agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents; provided, however, that the provisions of this Section 7 shall not limit in any respect the actions of the Company or any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders.

(c)           Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide written notice to the other parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 7, and reasonably consider any comments of such other parties.

(d)           The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.

8.            Public Announcements.  Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. No party or any of its Affiliates or Associates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

9.            SEC Filings.

(a)           No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)          No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Except for amendments to the Schedule 13D filed by the Investor Group made solely to report material changes to the information contained therein, including a change in the level of ownership of Common Stock and the entry into this Agreement and the issuance of the Press Release, none of the Investors or the New Director shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, in each case without the prior written consent of the Company, with such consent to be approved by a majority vote of the Board, unless required by applicable law.

10.         Expenses.  Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group for reasonable and documented out of pocket fees and expenses, including travel expenses, actually and reasonably incurred in connection with the New Director’s meetings with the Board of Directors of the Company in Chicago and New York regarding the New Director’s appointment to the Board; and provided further that the Company shall reimburse the Investor Group for reasonable legal fees and expenses as actually and reasonably incurred in connection with the 2016 Annual Meeting and the negotiation and execution of this Agreement in an amount not to exceed $20,000.00.

11.         Specific Performance.  Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

12.         Notice.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

L. B. Foster Company
415 Holiday Drive, Suite 4
Pittsburgh, PA 15220
Fax No.: (412) 928-7891
Email: pguinee@lbfoster.com
Attention: Patrick J. Guinee, Esq., Vice President, General Counsel & Corporate Secretary

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Fax No.: 202-739-3001
Email: kgottfried@morganlewis.com
Attention: Keith E. Gottfried, Esq.

If to any Investor:

Legion Partners Asset Management, LLC
9401 Wilshire Blvd, Suite 705
Beverly Hills, CA 90212
Fax No.: (424) 234-5123
Email: bvizi@legionpartners.com
Attention: Bradley S. Vizi, Managing Director

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
65 East 55th Street, Park Avenue Tower
New York, NY 10022
Fax No.: (212) 451-2333
E-mail: swolosky@olshanlaw.com
Attention: Steve Wolosky, Esq.

13.         Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania executed and to be performed wholly within such Commonwealth, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

14.         Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the Commonwealth of Pennsylvania located in the City of Pittsburgh in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the Commonwealth of Pennsylvania located in the City of Pittsburgh, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

15.         Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.         Representative.  Each Investor hereby irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.

17.         Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

18.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

19.         Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20.         Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

21.         Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

22.         Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

23.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

24.         Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Legion Representative, or their respective successors or assigns.

25.         Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the Legion Representative.

26.         No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

27.         Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO AGREEMENT]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

L. B. FOSTER COMPANY

By:	/s/ Robert P. Bauer
Name: Robert P. Bauer
Title: President and CEO

LEGION PARTNERS, L.P. I By: Legion Partners Asset Management, LLC Investment Advisor
By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

LEGION PARTNERS, L.P. II By: Legion Partners Asset Management, LLC Investment Advisor
By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. II By: Legion Partners Asset Management, LLC Investment Advisor
By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

LEGION PARTNERS, LLC By: Legion Partners Holdings, LLC Managing Member
By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

LEGION PARTNERS ASSET MANAGEMENT, LLC
By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

LEGION PARTNERS HOLDINGS, LLC
By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

/s/ Bradley S. Vizi
BRADLEY S. VIZI

/s/ Christopher S. Kiper
CHRISTOPHER S. KIPER

/s/ Raymond White
RAYMOND WHITE

EXHIBIT A

FORM OF IRREVOCABLE LETTER OF RESIGNATION

Bradley S. Vizi
c/o Legion Partners Asset Management, LLC
9401 Wilshire Blvd, Suite 705
Beverly Hills, CA 90212
[Date]

Chair of the Board of Directors
L. B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

Ladies and Gentlemen:

I refer to the Agreement (the “Agreement”) dated as of February [   ], 2016, between L. B. Foster Company (the “Company”), on the one hand, and Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners Special Opportunities, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Bradley S. Vizi, Christopher S. Kiper and Raymond White (collectively, the “Investors”), on the other hand. Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(d) of the Agreement, I hereby irrevocably tender my resignation as a member of the board of directors of the Company and each committee of the board of directors on which I serve, it being understood that (i) the tender of such resignation shall be effective as such time as (A) any Investor or any Affiliate or Associate thereof submits a notice of a nomination of directors for election to the Board at the 2016 Annual Meeting or, if the Standstill Period has not then expired, the 2017 Annual Meeting, (B) any Investor or the New Director is found by a court of competent jurisdiction to have violated Section 3 of the Agreement during the Standstill Period, or (C) the Investors cease to beneficially own at least four and seven tenths percent (4.7%) of the then-outstanding shares of Common Stock, and (ii) any resignation shall be effective only as, if and when accepted by the board of directors.

Sincerely,

Bradley S. Vizi

EXHIBIT B

SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Name of Person or Entity	Number of Shares
Legion Partners, L.P. I (“Legion Partners I”)	Legion Partners I beneficially owns 559,919 shares of common stock of the Company.
Legion Partners, L.P. II (“Legion Partners II”)	Legion Partners II beneficially owns 108,856 shares of common stock of the Company.
Legion Partners Special Opportunities, L.P. II (“Legion Partners Special II”)
Legion Partners Special II beneficially owns 317,361 shares of common stock of the Company and has sold short in over the counter market American-style put options, referencing 40,000 shares of common stock, which have an exercise price of $12.50 and expire on February 19, 2016.

Legion Partners, LLC
As the general partner of each of Legion Partners I, Legion Partners II and Legion Partners Special II, Legion Partners, LLC may be deemed the beneficial owner of the (i) 559,919 shares owned by Legion Partners I, (ii) 108,856 shares owned by Legion Partners II, and (iii) 317,361 shares owned by Legion Partners Special II.

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)
Legion Partners Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special II, may be deemed the beneficial owner of the (i) 559,919 shares owned by Legion Partners I, (ii) 108,856 shares owned by Legion Partners II, and (iii) 317,361 shares owned by Legion Partners Special II.

Legion Partners Holdings, LLC (“Legion Partners Holdings”)
Legion Partners Holdings, as the sole member of Legion Partners Asset Management and managing member of Legion Partners, LLC, may be deemed the beneficial owner of the (i) 559,919 shares owned by Legion Partners I, (ii) 108,856 shares owned by Legion Partners II, and (iii) 317,361 shares owned by Legion Partners Special II.

Bradley S. Vizi
As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Vizi may be deemed the beneficial owner of the (i) 559,919 shares owned by Legion Partners I, (ii) 108,856 shares owned by Legion Partners II, and (iii) 317,361 shares owned by Legion Partners Special II.

Christopher S. Kiper
As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 559,919 shares owned by Legion Partners I, (ii) 108,856 shares owned by Legion Partners II, and (iii) 317,361 shares owned by Legion Partners Special II.

Raymond White
As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 559,919 shares owned by Legion Partners I, (ii) 108,856 shares owned by Legion Partners II, and (iii) 317,361 shares owned by Legion Partners Special II.

EXHIBIT C

FORM OF PRESS RELEASE

News Release

L.B. FOSTER APPOINTS NEW INDEPENDENT BOARD MEMBER

PITTSBURGH, PA, February 17, 2016 – L.B. Foster Company (NASDAQ: FSTR), today announced that it appointed Bradley S. Vizi to its Board of Directors, effective February 12, 2016. Mr. Vizi is also being appointed to the Compensation Committee and the Corporate Nomination and Governance Committee of the L.B. Foster Board. With the addition of Mr. Vizi, the L.B. Foster Board will comprise nine directors, eight of whom are independent, and will reduce to eight directors at the 2016 Annual Meeting of Shareholders due to the retirement of an incumbent director under the provisions of the Company’s Corporate Governance Guidelines.

Mr. Vizi, 32, is a founder of, and a Managing Director at, Legion Partners Asset Management, LLC, which, along with its affiliates, is a large shareholder of the Company (collectively, “Legion Partners”). Prior to founding Legion Partners in 2011, Mr. Vizi was an investment professional for Shamrock Capital Advisors, the alternative investment vehicle of the Disney Family.  Mr. Vizi graduated from the Wharton School at the University of Pennsylvania with a Bachelor of Science degree in Economics and is a CFA. Since 2013, Mr. Vizi has served on the Board of Directors of publicly-held RCM Technologies, Inc. and currently serves as Chairman of the Board.

“We are pleased to welcome Brad to the L. B. Foster Board of Directors,” said Lee Foster, Chairman of the Board.  “We believe Brad’s investment background and public company Board experience will be beneficial to L.B. Foster and our shareholders as we continue to execute on our initiatives for creating shareholder value.  I am particularly delighted with the confidence that Brad has in the Company and our shared vision of the future.”

Mr. Vizi stated, “I am honored to serve on the board of a global company with such high quality solutions that improve transportation and energy infrastructure. My recent conversations with L.B. Foster's Board and senior management team have been encouraging and have only validated our beliefs about the quality and character of L.B. Foster’s Board and management team and the path that lies ahead. I believe we share many of the same priorities and are aligned in our commitment to creating value for all L.B. Foster shareholders. I look forward to working collaboratively with the rest of the L.B. Foster Board to build upon the solid foundation in place and position the Company to take advantage of opportunities to create value and reward shareholders.”

Under the terms of an agreement between the Company and Legion Partners regarding the appointment of Mr. Vizi, Legion Partners has agreed to vote their shares in favor of the election of L.B. Foster's slate of directors at L.B. Foster's 2016 Annual Meeting and to abide by certain standstill provisions.

The complete agreement between L.B. Foster and Legion Partners will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets with locations in North America and Europe.  Please visit our website: www.lbfoster.com.

The matters discussed in this news release may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements. Detailed information on risks and uncertainties which could affect the Company’s operating results and liquidity are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The Company assumes no obligation to update or revise such statements, whether as a result of new information or otherwise, except as required by securities laws.

Contact:

David Russo
L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220
Phone: 412.928.3417
Email: Investors@Lbfoster.com Website: www.lbfoster.com